Exhibit 99.1

CBD Media LLC Reports Second Quarter 2004 Financial Results

CINCINNATI, OH – August 2, 2004 – CBD Media LLC (“CBD,” the “Company”) today reported results for its second quarter ended June 30, 2004.

Net revenue in the quarter was $22.9 million, up 4.2% from $21.9 million in 2Q03, and EBITDA was $11.7 million, down 12.9% from $13.5 million in 2Q03. Second quarter was the first reporting quarter that included the new revenue billing associated with the June 2004 directories and the 2004 White Pages. The decrease in EBITDA was primarily attributable to increases in compensation expense related to the management units, increased management fee, and increased advertising expense. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is included to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements.

Cash flow provided by operating activities was $1.0 million for the quarter ended June 30, 2004 versus cash flow used in operating activities of $4.2 million for the quarter ended June 30, 2003. The cash flow used in the operating activities were associated with the elements of the recapitalization occurring in June, 2003. Cash increased in the quarter by $0.3 million versus a $16.7 million decrease in the same quarter last year. The increase was due to normal operations, in comparison to the cash outlays associated with elements of the recapitalization occurring in June, 2003. At quarter’s end, CBD’s cash balance was $16.0 million with outstanding debt of $297.0 million.

“CBD completed its June 2004 Metro Sales Campaign in the second quarter, and despite another major independent publisher entering the market, our core revenues still displayed positive growth of just under 1.0%. Furthermore, we have made additional investments in marketing, publishing and distribution to further increase our Cincinnati Bell Yellow Pages brand preference,” said Douglas A. Myers, President and Chief Executive Officer.

SECOND QUARTER – OPERATING RESULTS

Net revenue increased $1.0 million, or 4.2%, to $22.9 million. Results for the quarter included the first month’s revenue recognition of the June 2004 directories, including the Greater Cincinnati edition. Also included, is the yearly revenue generated from the publication of the Cincinnati White Pages in fulfillment of its Directory Services Agreement with Cincinnati Bell Telephone. EBITDA decreased $1.7 million, or 12.9%, to $11.7 million. General and Administrative costs increased $1.6 million for the quarter at $2.1 million, primarily due to an increase of $0.4 million in the management fee and $1.1 million in compensation expense related to the management units. In addition, there were increases in cost of revenue of $0.2 million for additional advertising in the quarter, $0.5 million in compensation expense related to the management units, $0.1 million for additional billing and collection costs, and $0.1 million for internet production. As a result of continued focus on receivables, bad debt expense was flat for the quarter in comparison to the prior year’s results. Capital expenditures were zero for the quarter.

SECOND QUARTER – UNAUDITED SELECTED FINANCIAL INFORMATION

Unaudited selected financial information for the three months ended June 30, 2004 and 2003, and the six months ended June 30, 2004, and 2003.

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
		(Dollars in thousands)
Statement of Operations Data:
Net revenue	$22,860	$44,608	$21,941	$43,017
Cost of revenue	9,017	16,946	7,952	15,757
General and administrative expense	2,098	3,229	503	1,124
Depreciation and amortization	6,449	12,899	6,631	13,262

Total operating expenses	17,564	33,074	15,086	30,143

Operating income	5,296	11,534	6,855	12,874
Interest expense, net	4,970	10,017	11,889	14,920

Net income (loss)	$326	$1,517	$(5,034)	$(2,046)

Other Financial Data:
EBITDA(1)	$11,745	$24,433	$13,486	$26,136
Capital expenditures	—	—	—	12
Cash flows provided by (used for):
Operating activities	976	6,487	(4,189)	4,465
Investing activities	—	—	—	(12)
Financing activities	(723)	(12,923)	(12,508)	(20,408)

Balance Sheet Data (at period end):
Cash and cash equivalents		$16,030		$17,258
Total assets		332,438		364,201
Total debt		297,000		310,000
Total member’s capital		16,351		33,547

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. The calculation of EBITDA is set forth below:

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
		(Dollars in thousands)
Cash flows provided by (used in) operating activities	$976	$6,487	$(4,189)	$4,465
plus:
Cash paid for interest	7,887	10,684	8,530	11,363
Changes in working capital accounts	2,882	7,262	9,145	10,308

EBITDA	$11,745	$24,433	$13,486	$26,136

SECOND QUARTER CONFERENCE CALL

CBD Media LLC will hold its second quarter conference call on August 4, 2004 at 9:00 a.m. EST and can be accessed by dialing 1-800-422-9256. The call will be operator assisted, therefore a passcode is not required. A Replay of the conference call will be available through August 11 by dialing 1-888-843-8996. The passcode for the Replay is 9592129.

ABOUT CBD MEDIA LLC

CBD Media LLC is the twelfth largest directory publisher in the United States based on 2002 revenues. The Company is the exclusive directory publisher for Cincinnati Bell branded yellow pages in the Cincinnati-Hamilton metropolitan area, which is the 23rd largest metropolitan area in the country. CBD Media was created on March 8, 2002, as the result of the purchase of fourteen yellow page directories for $343.4 million, by Spectrum Equity Investors, a private equity firm, from Broadwing, now renamed Cincinnati Bell.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks, include, but are not limited to: national and local economic and business conditions that affect advertising expenditures by businesses and individuals as well as consumer trends in the usage of our principal product; our ability to maintain relationships with third-party service providers; the effect of competition in local telephone service on Cincinnati Bell Telephone and our relationships with that company; changes in taxes and government regulations that influence local phone service; our degree of leverage, which may affect our ability to obtain financing in the future; the reduction in our operating flexibility resulting from restrictive covenants in our debt agreements, including the risk of default that could occur; the effects of tax legislative action; the effect of any rating agency downgrades on the cost and availability of new debt financings; our relationship with our principal stockholders; and other risk factors discussed in our Registration Statement on Form S-4 (Registration No. 333-107783) and in other reports and documents we file with the Securities and Exchange Commission, or the Commission. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 2, 2004 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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